Exhibit 10.12
Green Dot Corporation
Executive Severance Agreement
     This Executive Severance Agreement (the “Agreement”) is made and entered into effective as of                     , 2010 (the “Effective Date”), by and between                                          (“Employee”) and Green Dot Corporation, a Delaware corporation (the “Company”).
     1. Definitions. As used in this Agreement, the following terms shall have the following meanings:
          (a) “Cause” means any of the following: (i) Employee’s conviction of or plea of nolo contendere to a felony; (ii) an act by Employee which constitutes gross misconduct in the performance of Employee’s employment obligations and duties; (iii) Employee’s act of fraud against the Company or any of its affiliates; (iv) Employee’s theft or misappropriation of property (including without limitation intellectual property) of the Company or its affiliates; (v) material breach by Employee of any confidentiality agreement with, or duties of confidentiality to, the Company or any of its affiliates that involves Employee’s wrongful disclosure of material confidential or proprietary information (including without limitation trade secrets or other intellectual property) of the Company or of any of its affiliates; (vi) Employee’s continued material violation of Employee’s employment obligations and duties to the Company (other than due to Employee’s death or Disability) after the Company has delivered to Employee a written notice of such violation that describes the basis for the Company’s belief that such violation has occurred and Employee has not substantially cured such violation within thirty (30) calendar days after such written notice is given by the Company.
          (b) “Code” means the United States Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.
          (c) “Termination Without Cause” means any involuntary termination of Employee’s employment by the Company which is not effected for Cause (except for terminations due to Employee’s death or Disability, either of which shall not constitute a Termination Without Cause).
          (d) “Disability” has the meaning set forth in Section 22(e)(3) of the Code.
          (e) “Termination Date” shall mean the effective date of any notice of termination delivered by the Company to Employee.
     2. Term of Agreement and Amendment. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied. Notwithstanding the foregoing, this Agreement may be amended, modified or terminated at any time in a writing signed by both the Company (which for these purposes shall be the Chair of the Compensation Committee where the Employee is the Company’s Chief Executive Officer and for all other Employees, the Company’s Chief Executive Officer).
     3. At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will. Without limiting the foregoing, Employee agrees that, to the extent practicable, Employee will provide the Company with at least ninety (90) days’ advance written notice of Employee’s termination of employment with the Company.
     4. Severance Benefits and Equity Acceleration.
          (a) Subject to the provisions of this Agreement (including without limitation the provisions of Sections 5 and 6 hereof) if, after the Effective Date of this Agreement, Employee’s employment with the Company is terminated by the Company in a Termination Without Cause then, after the execution and nonrevocation by Employee of a general release of claims in favor of the Company (which shall not include any release by Employee of claims with respect to which Employee is entitled to indemnification from the Company) (the “Release”), Employee shall be entitled to the following severance benefits:
               (i) a lump sum cash severance payment in an amount equal to six (6) months of Employee’s then current annual base salary.
               (ii) all of the shares subject to Employee’s then outstanding and unvested stock options or other equity grants granted by the Company to Employee prior to such termination shall become fully vested and, to the extent applicable with respect to the stock option or equity award, exercisable (and to the extent any such equity grants are restricted stock units, then such units shall be settled within the time period set forth in the paragraph below regarding payment of cash severance benefits).
          (b) Existing Single-Trigger Vesting Acceleration. This Agreement does not amend, supersede or modify any outstanding vesting acceleration that may occur upon a change of control of the Company (i.e., “single-trigger vesting acceleration”) as may be set forth in existing equity grants held by Employee or any future equity grants that may be granted to Employee and any such acceleration remains in full force and effect with respect to such equity awards.
     The severance payments and benefits payable pursuant to Section 4(a) above are not cumulative.
     Subject to the provisions of Section 5, cash severance benefits payable pursuant to this Section 4 shall be payable on the sixty-first (61st) day following the Termination Without Cause, provided the Release is effective at such time.
          (c) No Duplication of Severance and Acceleration Benefits. If Employee is eligible for severance and acceleration benefits as set forth in this Section 4, then the receipt of such severance and benefits shall be the sole entitlement to severance and acceleration benefits and Employee is not eligible to receive severance and acceleration benefits under any policies and plans of the Company or other agreements between the Company and Employee.
          (d) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Employee’s termination of employment: (i) the Company shall pay Employee any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay Employee all of Employee’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper written expense reports by Employee, the Company shall reimburse Employee for all expenses reasonably and necessarily incurred by Employee in connection with the business of the Company prior to the Termination Date in accordance with the Company’s expense reimbursement policy. These payments shall be made promptly upon termination and within the period of time mandated by law.
     5. Six Month Hold-Back and Separation from Service. To the extent (a) any payments or benefits to which Employee becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Employee’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Employee is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Employee’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under

Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Employee or Employee’s beneficiary in one lump sum (without interest). Any termination of Employee’s employment is intended to constitute a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Code Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”).
     6. Limitation on Payments Under Code Section 280G. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then, at Employee’s discretion, Employee’s severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts (after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999), results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any such reduction shall reduce cash payments first followed by reductions in equity compensation benefits. Unless the Company and Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.
     7. Successors.
          (a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise, including, without limitation, pursuant to a Change of Control) or any purchaser of all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession, unless otherwise agreed upon in writing by Employee and such successor. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets.
          (b) Employee’s Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     8. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices shall be addressed to Employee at the home address which Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer.
     9. Arbitration. The parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be submitted to the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes. All arbitration proceedings shall be conducted in Los Angeles County, California.
     10. Miscellaneous Provisions.
          (a) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Employee may receive from any other source.
          (b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Integration. Except with respect to the vesting acceleration described in Section 4(b), this Agreement represents the entire agreement and understanding between the parties as to the subject matter herein regarding severance and acceleration benefits and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement, including but not limited to any offer of employment from the Company to Employee.
          (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.
          (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
          (f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.
          (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
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     IN WITNESS WHEREOF, each of the parties has executed this Executive Severance Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	Green Dot Corporation
By:
Title:

EMPLOYEE:
Signature

Printed Name

[Signature Page to Green Dot Corporation Executive Severance Agreement]

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